UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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JPMorganChase

2025 Proxy Supplement

April 2025

Executive Summary

A	**Board Composition & Succession Planning**	• We recommend voting **FOR** all Board Director nominees
		• We recommend voting **AGAINST** the Independent Chair shareholder proposal
		  ◦ The Board believes it is in the best position to determine the appropriate structure of its leadership at any given time
		  ◦ Outstanding long-term performance does not happen without exceptional leadership. Under the current leadership structure, the Firm continues to grow its business, improve its products and services and lift up communities

B	**Executive Compensation**	• We recommend voting **FOR** the management proposal on executive compensation

C	**Human Rights**	• We recommend voting **AGAINST** the social impacts of transition finance shareholder proposal
		  ◦ There is no universally accepted definition of "transition finance" in the market. As such, the utility of this disclosure to investors is unclear
		  ◦ The social factors referenced by the proponent are generally not driven by unique environmental attributes
		• The Firm enhanced and implemented appropriate policies and practices that address the former proponent's Indigenous Peoples' rights concerns, leading to a proposal withdrawal

D	**Board Independence & Shareholder Responsiveness**	• Under the current leadership structure, the Board has demonstrated a track record of responsiveness to shareholder feedback

We execute a robust, ongoing shareholder engagement program to gather valuable feedback to share with senior management and our Board

Ongoing discussions with shareholders to consider their perspectives on our practices

- In 2024, we solicited feedback through approximately 255 engagements with 195 shareholders and other stakeholders that represented ~52% of the Firm's outstanding common stock
- We provided updates on topics of interest, including Board and management succession planning; executive compensation; our approach to the regulatory environment; our risk management approach to cybersecurity, AI, geopolitics and the macroeconomic landscape; and the Firm's sustainability efforts, including its disclosure of an Energy Supply Financing Ratio
- We also discussed the Firm's strategy and its financial and operating performance

ENGAGEMENT METRICS (% CUMULATIVE COMMON SHARES OUTSTANDING)

Institutional investors[1] in shareholder base


~73%

Engagement with shareholders[2]


~52%

Lead Independent Director participation in engagements[2]


~20%

For additional information and endnotes, please see slide 15

We recommend shareholders vote FOR management proposals and AGAINST shareholder proposals at the 2025 Annual Meeting

Proposal number	Proposal title	Management recommendation	Rationale
1	Election of directors	**FOR**	The Board nominees possess the skills, experience, personal attributes and tenure needed to guide the Firm's strategy and to effectively oversee the Firm's risk management and internal control frameworks and management's execution of its responsibilities
2	Advisory resolution to approve executive compensation	**FOR**	For 2024 pay decisions, the Compensation & Management Development Committee ("CMDC") recognized the Firm's continued focus on serving its clients and customers amid ongoing geopolitical tensions and economic uncertainty, while investing in and executing on long-term strategic initiatives. The Firm experienced growth across all of its market-leading lines of business, achieved record financial results and maintained a fortress balance sheet
3	Ratification of independent registered public accounting firm	**FOR**	The members of the Audit Committee and the Board believe that continued retention of the auditor as the Firm's independent external auditor is in the best interests of JPMorganChase and its shareholders
4	Independent board chairman	**AGAINST**	The proposal calls for a mandatory, enduring and inflexible policy on leadership structure but presents absolutely no evidence that a policy to maintain a separate CEO and Chair leadership structure serves the best interests of the Firm and its shareholders. Under the current leadership structure, the Firm continues to grow its business, improve its products and services and lift up communities. This leadership structure has allowed for effective execution on strategic priorities
5	Report on social impacts of transition finance	**AGAINST**	The Proponent references social factors that are generally not driven by unique environmental attributes. Instead, actions to address climate change are often one influence among many in social factors that are more appropriately addressed through public policy. Applying an artificially narrow focus to our assessment of environmental and social ("E&S") matters would limit our ability to understand and address the social factors that are relevant to our business

Board nominees bring leadership experience and skills aligned with the Firm's business and strategy, with a well-balanced mix of tenure

*The Board of Directors recommends that shareholders vote **FOR** our Board nominees (Proposal 1)*

Meet Our Board Nominees



Stephen Burke, 66
Tenure: 21
LID, CMDC, CGNC*



Linda Bammann, 69
Tenure: 12
RC, CMDC*



Michele Buck, 63
Tenure: 1
AC



Todd Combs, 54
Tenure: 9
CGNC, CMDC*



Alicia Boler Davis, 55
Tenure: 3
RC



James Dimon, 69
Tenure: 21
Chairman



Alex Gorsky, 64
Tenure: 3
AC, PRC



Mellody Hobson, 56
Tenure: 7
PRC, RC*



Phebe Novakovic, 67
Tenure: 5
AC, PRC



Virginia Rometty, 67
Tenure: 5
CMDC, CGNC



Brad Smith, 61
Tenure: 1
RC



Mark Weinberger, 63
Tenure: 2
*AC**

Committee Legend	
LID	Lead Independent Director
CMDC	Compensation & Management Development Committee
CGNC	Corporate Governance & Nominating Committee
AC	Audit Committee
RC	Risk Committee
PRC	Public Responsibility Committee

*indicates Chair of Committee

Composition of Board Nominees


92%

Independent


50%

Women

WELL-BALANCED TENURES


5
3
4
1-4 years
5-8 years
9+ years

The Board has elected Brad D. Smith and Michele G. Buck to the Board effective January 21, 2025 and March 17, 2025, respectively

*The Board of Directors recommends that shareholders vote **FOR** our Board nominees (Proposal 1)*



Michele G. Buck, 63
Chairman, President and Chief Executive Officer of The Hershey Company

Ms. Buck brings more than 30 years of consumer-packaged goods experience and has a record of leadership in setting strategy for long-term sustainable, profitable growth

Career Highlights

The Hershey Company, an industry-leading snacks company

- Chairman of the Board (since 2019)
- President and Chief Executive Officer (since 2017)
- Executive Vice President, Chief Operating Officer (2016–2017)
- President, North America (2013–2016)
- Senior Vice President, Global Chief Growth Officer (2011–2013)
- Senior Vice President, Global Chief Marketing Officer (2005–2011)



Brad D. Smith, 61
President of Marshall University and Retired Executive Chairman, President and Chief Executive Officer of Intuit Inc.

Mr. Smith's leadership at Intuit gives him valuable insights on transformational technology and leadership in data-driven growth and innovation

Career Highlights

Marshall University, a public research university

- President (since 2022)

Intuit Inc., a global financial technology company

- Executive Chairman (2019–2021)
- Chairman (2016–2018)
- President and Chief Executive Officer (2008–2018)

OUR ONGOING RECRUITMENT AND RENEWAL PROCESS

- The Governance Committee is engaged in an ongoing recruitment process designed to build a strong pipeline of prospective directors for the near- and long-term. This includes candidates who are not available for Board membership immediately but may become available in the future, such as candidates whose current professional commitments preclude Board service, and emerging leaders who require more experience
- Often the Board works to develop a relationship with prospective candidates, becoming familiar with their skills and effectiveness, before the candidates are formally considered
- The Board looks to recruit those who will contribute individually; and it seeks to balance skills, experience, personal attributes and tenure. All candidates recommended to the Governance Committee are evaluated based on the same standards

For additional information and endnotes, please see slide 17

The Board is focued on positioning the Firm for continued future success

EXECUTIVE SUCCESSION PLANNING

- Executive succession planning is a priority for the Board and the Firm's senior leadership, with the objective of having a pipeline of the best executives who lead inclusively for today and the future
- The Board continues to oversee management's development of several Operating Committee ("OC") members who are well-known to shareholders as strong potential candidates to succeed Mr. Dimon. Individual OC members have been provided with opportunities to gain exposure to different parts of the business and to deepen their leadership experiences in new and expanded roles. In January 2025, the Firm announced additional senior management changes

RECENT SELECT CHANGES IN OPERATING COMMITTEE, BOARD DIRECTORS AND FIRM STRUCTURE

	2023[1]	2024	2025
Operating Committee	**New role for OC member** • Teresa Heitsenrether became Chief Data & Analytics Officer **Retirement** • Carlos Hernandez retired as Executive Chair of Investment & Corporate Banking	**New roles and new OC member** • Jenn Piepszak and Troy Rohrbaugh were named Co-CEOs of the expanded Commercial & Investment Bank (CIB) • Doug Petno became Co-head of Global Banking • Marianne Lake became sole CEO of CCB • Tim Berry, Global Head of Corporate Responsibility and Chair of the Mid-Atlantic region, joined the OC	**New roles for OC members** • Jenn Piepszak was named Chief Operating Officer • Doug Petno succeeded Jenn Piepszak as Co-CEO of the Commercial & Investment Bank[3] **Retirement** • Daniel Pinto, President and Chief Operating Officer, is expected to retire at the end of 2026
Board Directors	**New Board member** • Alicia Boler Davis joined the Board	**New Board member** • Mark Weinberger joined the Board **Retirements** • Tim Flynn and Michael Neal retired from the Board	**New Board members** • Brad Smith and Michele Buck joined the Board
Firm structure	**Business acquisition** • Completed acquisition of First Republic Bank[2] **Formed new organization** • Formed the Data & Analytics Organization to assist with firmwide adoption of AI	**Business reorganization** • Combined the former Corporate & Investment Bank and Commercial Bank into the expanded Commercial & Investment Bank (CIB)	

For additional information and endnotes, please see slide 15

Proposal 4 undermines the Board's ability to use its experience, judgment and boardroom insight to make the best-informed decision about leadership structure

*The Board of Directors recommends that shareholders vote **AGAINST** the Independent Chair shareholder proposal (Proposal 4)*

We have received similar proposals for multiple years, but we, and a majority of our shareholders, continue to disagree with the prescriptive proposal. Below are concerns we have with the proposal

1

No Empirical Evidence

The proposal presents no empirical evidence that a separate CEO / Chair leadership structure is better for shareholders than a combined CEO / Chair

Further, the proposal does not acknowledge the exceptional outperformance of the company while Mr. Dimon has held both roles, and it does not recognize the key role played by an independent Lead Director and an independent Board

2

One Size Does Not Fit All

One size does not fit all, and therefore there is no consensus about a single ideal leadership structure for all companies

There is, however, a clear "market practice" among our peers; a market practice study shows the majority of the 100 largest U.S. public companies listed on the New York Stock Exchange and Nasdaq have a combined CEO and Chair role and approximately 30% of the minority of those companies with separate roles do not have an independent chair

3

Eliminates the Board's Discretion

The Board of Directors is in the best position to determine the appropriate structure of its leadership at any given time

This proposal would eliminate the Board's ability to use its experience, judgment, boardroom insight and ongoing shareholder feedback to make the most informed decision on its own leadership structure based on current facts and circumstances

4

A "Temporary Chairman" is Not a Standard Practice

Contrary to its request for a mandatory, enduring, and inflexible policy on leadership structure, the proposal actually supports Board judgment by providing for the Board's discretion in appointing a non-independent "Temporary Chairman" while it seeks an independent Chair

It is unclear what the proponent intends in suggesting that the Board appoint a "Temporary Chairman" – this is not a standard corporate governance practice and would undermine the authority of the role of the Chair

5

Inaccurate Statements

The proposal also makes several inaccurate statements that may mislead shareholders. It claims there are ways in which a 2021 proposal on this topic, which received 47% support, may be deemed to have received majority support. The proposal did not in fact receive majority support

Proponent incorrectly asserts that our Lead Independent Director, Stephen B. Burke, is not independent and states the Board does not take this role seriously. The Lead Independent Director role includes robust responsibilities and independent authority

Outstanding long-term performance does not happen without exceptional leadership. Under the current leadership structure, the Firm continues to grow its business, improve its products and services and lift up communities

For additional information and endnotes, please see slide 17

For 2024 pay, the CMDC considered the Firm's continued focus on serving clients and customers while investing in and executing on long-term strategic initiatives

*The Board of Directors recommends that shareholders vote **FOR** executive compensation (Proposal 2)*

Among other metrics, the CMDC considered that the Firm achieved managed revenue[1] of $180.6B, which was a record for the seventh consecutive year, as well as record net income of $58.5B and ROTCE[1] of 22%, which is among the highest of our peers

The Board approved the annual compensation for 2024 for Mr. James Dimon, CEO, in the amount of $39M (~8% increase YoY)

- The annual compensation for 2024 reflects Mr. Dimon's continued exemplary leadership of the Firm
- The CMDC considered, in part, the Firm's exceptional performance, scope and pay-for-performance alignment

EXCEPTIONAL PERFORMANCE

The Firm has sustained strong relative outperformance compared to its peers. In the past 10 years, achieving reported ROTCE of ≥18% has been rare. The Firm achieved it 5 times and our 10 PSU peers combined have only achieved it 7 times[2]

YEARS OF EXCEPTIONAL (≥18%) ROTCE PERFORMANCE

	2015	'16	'17	'18	'19	'20	'21	'22	'23	'24
JPMorganChase	○	○	○	○	●	○	●	●	●	●
Bank of America	○	○	○	○	○	○	○	○	○	○
Barclays	○	○	○	○	○	○	○	○	○	○
Capital One	○	○	○	●	○	○	●	●	○	○
Citigroup	○	○	○	○	○	○	○	○	○	○
Deutsche Bank	○	○	○	○	○	○	○	○	○	○
Goldman Sachs	○	○	○	○	○	○	●	○	○	○
HSBC	○	○	○	○	○	○	○	○	○	○
Morgan Stanley	○	○	○	○	○	○	●	○	○	●
UBS	○	○	○	○	○	○	○	○	●	○
Wells Fargo	○	○	○	○	○	○	○	○	○	○

SUBSTANTIAL SIZE & SCALE

The Firm's revenue and market capitalization[2] continue to exceed those of its primary peers, demonstrating our significantly larger size and scale

3-YEAR AVERAGE REVENUE & MARKET CAP VS. PEERS (2022-2024)


JPMorgan Chase
$155
~2.2x peer avg.
$518
~3.0x peer avg.
Bank of America
$98
$289
Wells Fargo
$80
$189
Morgan Stanley
$57
$166
American Express
$60
$152
Goldman Sachs
$49
$146
Citigroup
$78
$106
3-Year Average Revenue ($B)
3-Year Average Year-End Market Cap ($B)

PAY-FOR-PERFORMANCE ALIGNMENT

Our relative annual CEO pay-for-performance alignment has been consistently stronger than our primary peers, reflected by our more efficient annual CEO pay allocation ratio

3-YEAR AVERAGE ANNUAL CEO PAY AS A % OF PROFITS (2022-2024)[2,3]


JPMorganChase
0.08%
Bank of America
0.12%
Wells Fargo
0.16%
Citigroup
0.23%
Goldman Sachs
0.28%
Morgan Stanley
0.31%
American Express
0.41%

For additional information and endnotes, please see slides 15 and 16

The Firm supports fundamental principles of human rights across all our lines of business and in each region of the world we operate

*The Board of Directors recommends that shareholders vote **AGAINST** the report on social impacts of transition finance (Proposal 5)*

The social factors referenced by the proponent are generally not driven by unique environmental attributes

- Many of the issues raised by the proponent are driven by macroeconomic trends that arise from a complex set of interlocking factors
- The issues are more appropriately addressed through public policy that goes beyond the role of a bank
  - For example, job displacement can occur for many intersecting reasons, including automation and artificial intelligence, deglobalization of supply chains, evolution of consumer demand, or changes in public policy

The scope of "transition finance" is unclear

- There is no universally accepted definition of "transition finance" in the market, so, it is unclear what specific activities would be included in additional disclosure and what utility it would provide to investors
- Communities and labor forces around the world face a broad variety of social challenges and opportunities that cannot be analyzed in isolation

We seek to take a holistic approach to assessing E&S matters

- Applying a narrow lens focused on "transition finance" may prevent a more comprehensive understanding of broader social challenges and opportunities
  - For example, an understanding of labor dynamics would be incomplete if it focused only transition finance and excluded other factors

Human rights considerations are embedded in the Firm's risk management process

- Assessing our clients' approaches to, and performances on, E&S matters is an important component of risk management at JPMorganChase
  - Failing to appropriately manage E&S risks can impact our clients' operations and long-term economic viability, increase scrutiny from our investors, employees and regulators and affect the environment and communities across the world

The Firm enhanced and implemented appropriate policies and practices that address the former proponent's Indigenous Peoples' rights concerns

The Firm's response to the former 2025 shareholder proposal

- In assessing issues involving Indigenous Peoples, we consider a range of internationally recognized principles, including the International Finance Corporation's Performance Standards, which address the treatment of Indigenous Peoples and include the principle of Free, Prior and Informed Consent ("FPIC")
- Although we discontinued our membership in the Equator Principles Association, we continue to be informed by the environmental and social objectives and risk management practices of the *Equator Principles* where relevant
- We have internal firmwide policies and standards, including an escalation and due diligence process conducted by Nature and Social subject matter experts when a client's transaction is considered to have potential material implications for Indigenous Peoples. Where risks are identified, we engage with companies and may require them to take steps to address implications for Indigenous Peoples' lands and natural resources with appropriate policies and procedures, including FPIC, before proceeding with a transaction, including general corporate purpose, asset-specific financing and capital facilitation activities
- Our *Human Rights Statement* has been updated to reflect our approach to Indigenous Peoples' human rights concerns

Under the current leadership structure, the Board has demonstrated a track record of responsiveness to shareholder feedback

EXAMPLES WHEN THE BOARD DEMONSTRATED RESPONSIVENESS TO SHAREHOLDERS' CONCERNS

2016 – Amended Firm's By-Laws to provide a right of proxy access: The Board adopted this By-Law amendment following extensive discussions with our shareholders. The amendment reflects shareholders' expressed desire to have additional access to the Director nomination process

2016 – CMDC approved a new long-term incentive compensation program – Performance Share Units: The Board enhanced the compensation plan following the 2015 Say-on-Pay vote and investor feedback that there was strong interest to tie the vesting of a portion of the awards to predetermined performance metrics

2018 – Presented a management proposal to ratify the Special Meeting threshold: The Board provided an opportunity for shareholders to vote on the current Special Meeting threshold following a shareholder proposal to lower the threshold

2022 – Updated Corporate Governance Principles to adopt a general policy to separate Chair and CEO roles at the next transition: The Board adopted this general policy in response to the 2021 Independent Chair shareholder proposal

2023 – Commitment to no future Special Awards for Mr. Dimon and Mr. Pinto; and no future Special Awards to other Named Executive Officers without performance conditions: The Board made this commitment in response to the Say-on-Pay vote in 2022

2025 – Updated *Human Rights Statement*: The Board updated our *Human Rights Statement* to address our approach to human rights concerns for Indigenous Peoples in response to the meaningful support the 2024 shareholder proposal received

ROBUST LEAD INDEPENDENT DIRECTOR ROLE

- Mr. Burke's service on the Board has allowed him to gain invaluable institutional knowledge, making him extremely effective as Lead Independent Director
- The Lead Independent Director role is empowered to serve as a strong and effective counterbalance and thought partner to the CEO
- The Lead Independent Director role includes robust responsibilities and independent authority, including the facilitation of independent oversight of management and promotion of open dialogue among independent Directors during Board meetings, at executive sessions without the presence of the CEO and between Board meetings
- Shareholders have demonstrated overwhelming support for Mr. Burke, who has received more than 90% of shareholder votes during his tenure as Lead Independent Director

For additional information and endnotes, please see slide 17

Agenda

Annual Meeting overview

The Annual Meeting will be held in a virtual meeting format only; there will be no physical location for shareholders to attend

Logistics

- Date: Tuesday, May 20, 2025
- Time: 10:00 a.m. Eastern Time
- Virtual meeting site: www.virtualshareholdermeeting.com/JPM2025

Access

- To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/JPM2025 and enter the 16-digit control number included on your proxy card, voting instruction form or notice you previously received

Questions

- Shareholders may submit questions either before the meeting, from April 23 to May 14, 2025, or during a portion of the meeting
- If you wish to submit a question before the meeting, you may log into www.proxyvote.com using your 16-digit control number and follow the instructions to submit a question
- Alternatively, if you wish to submit a question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/JPM2025 using the 16-digit control number and follow the instructions to submit a question
- Questions pertinent to meeting matters will be answered during the meeting, subject to time limitations

Notes - Additional information and footnotes on slides

Slide 3: "We execute a robust, ongoing shareholder engagement program to gather valuable feedback to share with senior management and our Board"

1. Percentage represents institutional holders and registered holders. Common stock outstanding based on most recent data available (surveilled or reported) as of March 10, 2025
2. Common stock outstanding based on most recent data available (surveilled or reported) as of March 30, 2024

Slide 7: "The Board is focused on executive succession planning and positioning the Firm for continued future success"

1. James S. Crown, a member of the Board of Directors of JPMorgan Chase & Co. since 2004, passed away on June 25, 2023
2. On May 1, 2023, JPMorgan Chase acquired certain assets and assumed certain liabilities of First Republic Bank
3. John Simmons succeeded Doug Petno as Co-head of Global Banking

Slide 9: "For 2024 pay decisions, the CMDC considered the Firm's continued focus on serving clients and customers while investing in and executing on long-term strategic initiatives"

1. Managed Revenue and ROTCE are each non-GAAP financial measures; refer to Note 1 and 2 on page 16 for a further discussion of these measures
2. Peer ROTCE, Revenue, Net Income, and CEO Compensation based on public disclosures (Form 10-K, Form 8-K, Annual Proxy Filings); Market Capitalization from S&P CapIQ database
3. Annual compensation comprises base salary, cash bonus paid and long-term incentive compensation (target value) in connection with the performance year, which may be different from amounts reported in the Summary Compensation Table. The percentage of profits paid is equal to 3-year average annual CEO compensation divided by 3-year average net income. Excludes special awards

Notes

NOTES ON NON-GAAP FINANCIAL MEASURES

1. TCE and ROTCE are non-GAAP financial measures. TCE represents the Firm's common stockholders' equity (i.e., total stockholders' equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. ROTCE measures the Firm's net income applicable to common equity as a percentage of average TCE. TCE and ROTCE are utilized by the Firm, as well as investors and analysts, in assessing the Firm's use of equity. The following tables provide reconciliations and calculations of these measures for the periods presented

2. In addition to analyzing the Firm's results on a reported basis, management reviews Firmwide results on a "managed" basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a "managed" basis. The Firm's definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the reportable business segments) on a fully taxable-equivalent basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue from year-to-year arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business

NON-GAAP RECONCILIATIONS

Average TCE, ROE, ROTCE

	Average for the year ended December 31,									
(in millions, except per share and ratio data)	2015	2016	2017	2018	2019	2020	2021	2022	2023	**2024**
Common stockholders' equity	$ 215,690	$ 224,631	$ 230,350	$ 229,222	$ 232,907	$ 236,865	$ 250,968	$ 253,068	$ 282,056	**$ 312,370**
Less: Goodwill	47,445	47,310	47,317	47,491	47,620	47,820	49,584	50,952	52,258	**52,627**
Less: Other intangible assets	1,092	922	832	807	789	781	876	1,112	2,572	**3,042**
Add: Certain deferred tax liabilities(a)	2,964	3,212	3,116	2,231	2,328	2,399	2,474	2,505	2,883	**2,970**
Tangible common equity	$170,117	$179,611	$185,317	$183,155	$186,826	$190,663	$ 202,982	$ 203,509	230,109	**259,671**
Net income applicable to common equity	$ 22,927	$ 23,086	$ 22,778	$ 30,923	$ 34,844	$ 27,548	$ 46,734	$ 36,081	$ 48,051	**$ 57,212**
Return on common equity(b)	11 %	10 %	10 %	13 %	15 %	12 %	19 %	14 %	17 %	**18 %**
Return on tangible common equity(c)	13	13	12	17	19	14	23	18	21	**22**

(a) Represents deferred tax liabilities related to tax-deductible goodwill and to identifiable intangibles created in nontaxable transactions, which are netted against goodwill and other intangibles when calculating TCE
(b) Represents net income applicable to common equity / average common stockholders' equity
(c) Represents net income applicable to common equity / average TCE

Managed basis Total net revenue

(in millions)	For the year ended December 31, 2024
Reported Total net revenue	$ 177,556
Fully taxable-equivalent adjustment(a)	3,037
Managed basis Total net revenue	$ 180,593

(a) Predominantly recognized in CIB and Corporate

Forward-looking statements

This Proxy Supplemental Presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as "anticipate," "target," "expect," "estimate," "intend," "plan," "goal," "believe" or other words of similar meaning. Forward-looking statements provide JPMorgan Chase & Co.'s ("JPMorganChase" or the "Firm") current expectations or forecasts of future events, circumstances, results or aspirations. All forward-looking statements are, by their nature, subject to risks and uncertainties, many of which are beyond the Firm's control. JPMorgan Chase's actual future results may differ materially from those set forth in its forward-looking statements. Factors that could cause JPMorganChase's actual results to differ materially from those described in the forward-looking statements can be found in JPMorganChase's Annual Report on Form 10-K for the year ended December 31, 2024 ("2024 Form 10-K"). Any forward-looking statements made by or on behalf of the Firm speak only as of the date they are made, and JPMorganChase does not undertake to update the forward-looking statements included in this Proxy Supplemental Presentation to reflect the impact of circumstances or events that may arise after the date the forward-looking statements were made.

This document is only a summary of certain information in JPMorgan Chase & Co.'s 2025 Proxy Statement and shareholders should read the Proxy Statement in its entirety before voting their shares.

No reports, documents or websites that are cited or referred to in this Proxy Supplemental Presentation shall be deemed to form part of, or to be incorporated by reference into, this Proxy Supplemental Presentation.